Exhibit 10.13

Jeffrey D. Serkes Senior Vice President and Chief Financial Officer	10435 Downsville Pike Hagerstown, MD 21740 (301) 665-2775 FAX: (301) 665-2751
jserkes@alleghenyenergy.com

October 2, 2003

Mr. Thomas Gardner

130 Longfellow Drive

Millersville, MD 21108

Dear Tom:

We are pleased to extend to you our offer of employment with Allegheny Energy Service Corporation for the position of Vice President and Controller of Allegheny Energy, Inc. (together with its subsidiaries and affiliates, “Allegheny”). We look forward to having you start work on October 13, 2003 (your “Start Date”). This offer letter confirms the terms of our offer and describes your compensation and benefits package.

•	Your base salary will be payable in accordance with Allegheny’s regular payroll practices at the rate of $300,000 per year.

•	You will be eligible to receive annual incentive compensation under Allegheny’s Annual Incentive Plan. Your target bonus will be 40% of your annual base salary and your maximum bonus will be 80% of your annual base salary (pro-rated for 2003 based upon the period of your employment). You must be employed by Allegheny on the date on which incentive compensation is paid in order to be eligible for incentive compensation payments thereunder.

•	You will be eligible to receive up to $250,000 of additional incentive compensation, as follows:

•	You will receive $83,333 upon completion of the filing of Allegheny’s 10-Qs for each of the first three quarters of 2003 and for the third quarter of 2002, but only if all of such 10-Qs are filed by December 30, 2003.

•	You will receive $83,333 upon the filing of Allegheny’s 10-K for 2003, but only if such 10-K is filed by March 15, 2004.

•	You will receive $83,334 upon Allegheny’s receipt of a management letter from its independent auditor with respect to its 2004 audit, but only if no material weaknesses are identified in such letter.

In order to be eligible for each tranche of such additional incentive compensation, you must be employed by Allegheny on the date on which such compensation becomes payable. If Allegheny shall be required to restate any of the financial information contained in the above-mentioned 10-Qs or 10-K, you will be required to return promptly the amount of any such additional incentive compensation paid to you, unless such restatement is solely as a result of a change in any relevant accounting standards, rules or principles.

•	You will receive a $90,000 sign-on bonus within ten days after your Start Date. You will be required to return promptly this bonus to Allegheny if, prior to the first anniversary of your Start Date, you resign your employment with Allegheny or your employment is terminated by Allegheny for Cause, as defined is Section 2(a) of the Change in Control Agreement attached hereto.

•	You will receive a grant of stock options for 150,000 shares of Allegheny Energy, Inc.’s common stock on the date (the “Grant Date”) five business days after the date on which Allegheny obtains authorization for such grant under the Public Utilities Holding Company Act of 1935.

•	Such options will vest in five equal installments on each of the first five anniversaries of your Start Date. The exercise price of such options will be the closing price of Allegheny Energy, Inc. common stock on the Grant Date, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Such options will be granted under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan and will be subject to the terms and conditions of such Plan and the relevant option award letter.

•	If the exercise price of your stock options, as determined above, exceeds the closing price of Allegheny Energy, Inc. common stock on your Start Date, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal, then you shall be entitled to receive an additional amount equal to such excess multiplied by 150,000. Such amount shall be payable, at the option of Allegheny, in cash ratably on the dates that your stock options vest (subject to your continued employment on such dates), in additional stock options (as reasonably valued by Allegheny using Black-Scholes principles) or restricted stock units (valued based upon the closing price of Allegheny Energy, Inc. common stock on the Grant Date, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal), in either case with similar vesting terms to your stock options, or in any combination of cash, stock options and restricted stock units.

•	You will be eligible to participate in the Allegheny Power System Supplemental Executive Retirement Plan (the “SERP”) on the terms and conditions set forth therein, as expressly modified hereunder.

•	Solely for purposes of determining your eligibility for benefits under the SERP, you will be deemed to have reached age 55 at the time your employment with Allegheny ends. No adjustment will be made to your age for purposes of computing the actual amount of your benefits under the SERP.

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•	Solely for purposes of determining your eligibility for benefits and the amount of your benefits under the SERP, if you remain employed with Allegheny on the fifth anniversary of your Start Date you will be credited with five additional Years of Service under the SERP, and if you remain employed with Allegheny on the tenth anniversary of your Start Date you will be credited with another five additional Years of Service under the SERP. In addition, if your employment with Allegheny is terminated without Cause or if you resign such employment for Good Reason, in either case within the twelve-month period following the Change in Control Date (as such terms are defined in Section 2 of the Change in Control Agreement attached hereto), then, for purposes of determining the amount of your benefits under the SERP, you will be credited with a number of Years of Service equal to the greater of (A) the number of Years of Service determined under the immediately preceding sentence, and (B) two times the sum of (i) the number of years that you were employed by Allegheny (rounded up or down to the nearest whole number) and (ii) two; provided, however, that the number of Years of Service determined pursuant to clause (B) above shall not exceed ten.

•	You will be entitled to participate in all benefit plans made available to employees generally. In addition, you will be entitled to participate in the Allegheny Energy Executive Compensation Plan, which includes reimbursement of medical and dental, premiums paid by you, four weeks of vacation per year (pro-rated based on the number of remaining whole months in 2003), sick pay allowance of one year of full pay and one year of half pay, and an annual physical examination.

•	On your Start Date, Allegheny will enter into a Change in Control Agreement with you substantially in the form attached hereto.

•	As to relocation, if you choose to relocate your primary residence within twelve months of your Start Date, you will be reimbursed for reasonable out-of-pocket moving expenses (subject to tax withholding). If you use Allegheny’s home relocation firm, the cost of selling your home will be absorbed by Allegheny in accordance with Allegheny’s standard relocation policy. You will also be entitled to receive relocation assistance coordination to help you in arranging for temporary housing and arranging for moving. Allegheny will also reimburse you for temporary living expenses for a period not to exceed six months.

•	In return for the foregoing compensation and benefits, you agree to devote all of your business time and attention to Allegheny’s business and affairs. In addition, you acknowledge and agree that the terms of this letter and the attached Change in Control Agreement do not imply employment for a specific period and thus your employment is at will. Either you or Allegheny may terminate your employment at any time, with or without cause and with or without notice.

•	You represent and warrant to Allegheny that you are not subject to any employment or other agreement that prevents you from accepting employment with Allegheny or performing the duties of your position contemplated hereunder or that could subject Allegheny to any future liability or obligation to any third party.

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•	Allegheny shall be entitled to withhold any required federal, state or local withholding or other taxes from payments due hereunder.

•	All offers of employment are contingent on your ability to meet the terms of the Immigration Reform and Control Act which requires you to provide documents which prove your identity and demonstrate that you are authorized to work in the U.S. You will also be required to execute Allegheny’s standard employee confidentiality agreement for new employees and to comply with all applicable company policies, guidelines, directives and codes of conduct. This offer is also contingent upon the results of a physical examination, drug test, and background investigation. Please follow the instructions below to facilitate the employment process:

•	Complete, sign and fax to us the enclosed Employment Application and attached Notification and Authorization to Conduct Background Investigation form with your signed copy of this letter. Our fax number is (724) 830-5801. Please return originals in person or by U.S. mail.

•	We also ask that you contact our office at (724) 830-5725 (Christine Wukich, Administrative Assistant) to arrange for the required pre-employment physical and drug screen.

•	This letter embodies the entire understanding between you and Allegheny and supersedes any other oral or written agreements or understandings between us. The terms of this offer letter are strictly confidential and you agree not to disclose the contents to any person or entity other than to members of your immediate family and your legal and financial advisors.

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Please confirm your acceptance of the foregoing by signing and returning to us a copy of this letter, the Employment Application and the attached Notification and Authorization to Conduct Background Investigation form no later than October 6, 2003.

Sincerely,

/s/ JEFFREY D. SERKES
Jeffrey D. Serkes
Senior VP and Chief Financial Officer

cc:	Diane C. Liska

David P. Lutz

Paul E. Slobodian

Enclosures

AGREED TO AND ACCEPTED:

/s/ THOMAS GARDNER
Thomas Gardner

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CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between Thomas R. Gardner (the “Employee”) and Allegheny Energy Service Corporation (the “Company”), effective as of October 13, 2003.

R E C I T A L S

A. It is expected that the Company’s parent, Allegheny Energy, Inc. (“Allegheny”), from time to time may consider the possibility of an acquisition by another company or other Change in Control (as defined below). The Board of Directors of Allegheny (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of Allegheny and its stockholders to assure that Allegheny and the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control.

B. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change in Control in order to provide the Employee with enhanced financial security and provide incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change in Control.

THEREFORE, the parties hereto agree as follows:

1. Term of Agreement. The term of this Agreement shall commence on the date hereof and expire on the second anniversary of the date hereof; provided, however, that such term shall thereafter automatically be extended for additional one-year periods unless either party shall give the other party notice of such party’s election not to extend the term at least thirty days in advance of the date that the term would otherwise end. This Agreement shall terminate prior to the expiration of its scheduled term on the earlier of (i) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or (ii) the date that the Employee’s employment with the Company terminates for any reason, but only if such termination of employment occurs prior to the Change in Control Date (as defined below).

2. Definitions. The following definitions shall apply solely for purposes of this Agreement and such definitions shall have no application in any other agreement, plan or arrangement between the Employee and the Company or any if its subsidiaries or affiliates:

(a) “Cause” means (i) the Employee’s conviction of, or plea of guilty or nolo contendere to, (A) a felony or (B) a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of Allegheny and its subsidiaries and affiliates (collectively, the “AE Companies”), (ii) the Employee’s repeated failure to follow specific lawful directions of the Board or any officer to whom he reports, (iii) the Employee’s willful misconduct, fraud, embezzlement or dishonesty either in connection with his duties to the AE Companies or which otherwise causes damage or, in the reasonable opinion of the Company, is likely to cause damage, to the AE Companies, (iv) the Employee’s failure to perform a substantial part of his duties following notice and a reasonable opportunity to cure (if such failure is capable of cure), (v) the Employee’s material violation of any policy, procedure or guideline of the AE Companies following notice and reasonable opportunity to cure (if such violation is capable of cure), (vi) the Employee’s abuse of alcohol or illegal drugs, or (vii) the Employee’s violation of any applicable confidentiality, non-competition or non-solicitation covenants relating to the AE Companies.

(b) “Change in Control” means the occurrence of either of the following events:

(i) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Allegheny, or a sale or other disposition of all or substantially all of the stock of Allegheny or a sale of all or substantially all of the assets of Allegheny and its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of Allegheny’s Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of the combined voting power of the then outstanding voting securities, of the entity resulting from such Business Combination, (including, without limitation, an entity which, as a result of the Business Combination, owns Allegheny or all or substantially all of the assets of Allegheny and its subsidiaries either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Voting Securities immediately prior to such Business Combination; or

(ii) the approval by Allegheny’s shareholders of a complete liquidation or dissolution of Allegheny.

(c) “Change in Control Date” means the first date after the date hereof on which a Change in Control occurs; provided, however, that if a Change in Control occurs and if the Employee’s employment with the Company is terminated or an event constituting Good Reason (as defined below) occurs prior to the Change in Control, and if it is reasonably demonstrated by the Employee that such termination or event (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control then, for all purposes of this Agreement, the Change in Control Date shall meant the date immediately prior to the date of such termination or event.

(d) “Good Reason” means the occurrence of any of the following events without the prior consent of the Employee:

(i) a reduction in the Employee’s then current annual base salary, a reduction in the Employee’s target bonus opportunity under the Allegheny Energy, Inc. Annual Incentive Plan or any other incentive compensation plans or arrangements or a material reduction in the employee benefits provided to the Employee;

(ii) a material diminution in the Employee’s title, duties or authority; provided, however, that the fact that Allegheny, following a Change in Control, is a subsidiary or division of another entity, rather than a public company, shall not, by itself, be deemed to result in a material diminution in the Employee’s title, duties or authority under this clause; or

(iii) the relocation of the Employee’s office to a location more than 50 miles from Hagerstown, Maryland, Monroeville, Pennsylvania or Greensburg, Pennsylvania.

(e) “Outstanding Voting Securities” means the outstanding voting securities of Allegheny entitled to vote generally in the election of Allegheny’s directors.

(f) “Termination Date” means the date of termination of the Employee’s employment with the Company, as set forth in notice of termination received by the Company from the Employee or received by the Employee from the Company.

3. Change in Control Benefits. The Employee shall be entitled to receive the following benefits from the Company if the Employee’s employment with the Company is terminated by the Company without Cause or if the Employee resigns such employment for Good Reason, in either case within the twelve-month period following the Change in Control Date:

(a) a prompt lump sum cash payment equal to two times the sum of (i) the Employee’s annual base salary as in effect immediately prior to the Termination Date (determined without regard to any decrease in such annual base salary resulting in Good Reason) and (ii) the Employee’s target bonus under the Allegheny Annual Incentive Plan for the year in which the Termination Date occurs (determined without regard to any decrease in such target bonus resulting in Good Reason); and

(b) a prompt lump sum cash payment equal to the product of (i) the Employee’s target bonus under the Allegheny Annual Incentive Plan for the year in which the Termination Date occurs (determined without regard to any decrease in such target bonus resulting in Good Reason) and (ii) a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is 365.

4. Tax Indemnity. The provisions of Exhibit A hereto shall apply with respect to any Excise Tax (as defined therein) imposed on the Employee.

5. Successors. (a) Any successor to the Company or Allegheny (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of Allegheny’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s or Allegheny’s business and/or assets.

(b) The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been received when personally delivered or two business days after when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice-President-Human Resources.

7. Miscellaneous.

(a) No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York as applied to agreements entered into and performed within New York solely by residents of that state.

(d) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

(f) The Company and the Employee acknowledge that, notwithstanding this Agreement, the Employee’s employment is and shall continue to be at-will and, therefore, that such employment may be terminated by either the Company or the Employee at any time, with or without cause and with or without notice.

(g) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	ALLEGHENY ENERGY SERVICE CORPORATION

	By:	/s/ JEFF SERKES
Jeff Serkes
Senior Vice President and Chief Financial Officer

EMPLOYEE

/s/ THOMAS R. GARDNER
Thomas R. Gardner

Exhibit A

Tax Indemnity

Gross-Up. In the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company (or any of the AE Companies) or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any of its affiliates) to or for the benefit of the Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit A) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred with respect to such excise tax by the Employee (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Exhibit A, the Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

Determination. All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Employee as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Employee within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event the Employee is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.